February 23, 2010

Luther King Capital Management Corporation
301 Commerce Street
Suite 1600
Fort Worth, Texas 76102

Dear Ladies and Gentlemen:

LKCM Funds, a Delaware statutory trust (“Trust”), offers multiple series and classes of shares of beneficial interest for sale to the public.  Each series and class has unique fees and expenses.  Each series and respective classes are listed in Attachment A.

As investment adviser to the Trust, Luther King Capital Management Corporation (“LKCM”) agrees to waive its fees and/or reimburse expenses of a series or class to the extent that a series or class’ annual operating expenses for its fiscal year exceed the limitations (“Expense Limitations”) set forth in Attachment A.  These Expense Limitations will be in effect for a 12-month period coinciding with the effectiveness of each applicable series’ prospectus (“Expense Limitation Period”).  For purposes of this Agreement, annual operating expenses shall not include interest, taxes, brokerage commissions, Acquired Fund Fees and Expenses, and extraordinary expenses.

This agreement may be changed by the Trust’s Board of Trustees without the approval of Trust shareholders.  LKCM agrees that it shall look only to the assets of an applicable series or class for performance of this agreement and for any claims for payment.  No other series, class, the Trust or its trustees, officers, employees, agents or shareholders shall be personally liable for performance by a series or class under this agreement.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this agreement shall be in writing signed by the parties hereto.

   Very truly yours,

 LKCM FUNDS

By:           /s/ Jacob D. Smith
Jacob D. Smith, Chief Compliance Officer

Agreed and Accepted:

LUTHER KING CAPITAL MANAGEMENT CORPORATION

By:           /s/ J. Luther King, Jr.
J. Luther King, Jr., President

ATTACHMENT A
Expense Limitation
(as a percent of average daily net assets)

Fund	Expense Limit	Expense Limitation Period Ends
LKCM Small Cap Equity Fund (Institutional Class)	1.00%	April 30, 2011
LKCM Small Cap Equity Fund (Adviser Class)	1.25%	April 30, 2011
LKCM Equity Fund (Institutional Class)	0.80%	April 30, 2011
LKCM Equity Fund (Adviser Class)	1.05%	April 30, 2011
LKCM Balanced Fund	0.80%	April 30, 2011
LKCM Fixed Income Fund	0.65%	April 30, 2011
LKCM International Fund	1.20%	April 30, 2011
LKCM Aquinas Small Cap Fund	1.50%	April 30, 2011
LKCM Aquinas Value Fund	1.50%	April 30, 2011
LKCM Aquinas Growth Fund	1.50%	April 30, 2011
LKCM Aquinas Fixed Income Fund	0.80%	April 30, 2011